Exhibit 99.1

ORCHID ISLAND CAPITAL ANNOUNCES Second QUARTER 2025 RESULTS

VERO BEACH, Fla. (July 24, 2025) – Orchid Island Capital, Inc. (NYSE:ORC) ("Orchid” or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three month period ended June 30, 2025.

Second Quarter 2025 Results

●	Net loss of $33.6 million, or $0.29 per common share, which consists of:
●	Net interest income of $23.2 million, or $0.20 per common share
●	Total expenses of $5.0 million, or $0.04 per common share
●	Net realized and unrealized losses of $51.7 million, or $0.45 per common share, on RMBS and derivative instruments, including net interest income on interest rate swaps
●	Second quarter dividends declared and paid of $0.36 per common share
●	Book value per common share of $7.21 at June 30, 2025
●	Total return of (4.66)%, comprised of $0.36 dividend per common share and $0.73 decrease in book value per common share, divided by beginning book value per common share

Other Financial Highlights

●	Orchid maintained a strong liquidity position of $492.5 million in cash and cash equivalents and unpledged securities, or approximately 54% of stockholders' equity as of June 30, 2025
●	Borrowing capacity in excess of June 30, 2025 outstanding repurchase agreement balances of $6.7 billion, spread across 24 active lenders
●	Company to discuss results on Friday, July 25, 2025, at 10:00 AM ET
●	Supplemental materials to be discussed on the call can be downloaded from the investor relations section of the Company’s website at https://ir.orchidislandcapital.com

Management Commentary

Commenting on the second quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, “The second quarter of 2025 was a very turbulent period for financial markets, with two large catalysts driving the volatility. The initial shock, and clearly the larger of the two, were reciprocal tariffs announced by the Trump administration in early April.  After the announcement, market conditions resembled those following the outbreak of Covid-19, if only slightly less severe. A week later, the administration announced a pause in implementation of the tariffs for 90 days and markets slowly recovered some semblance of stability. While market conditions remained volatile for the balance of the quarter, the market slowly grew less affected by subsequent developments on the tariff front and most risk assets recovered fully. The second catalyst – the administration's successful passage of the One Big Beautiful Bill Act – refocused the market on domestic issues versus trade.  In conjunction with this shift in market focus, the incoming economic data proved resilient and expectations for Fed rate cuts continued to subside and get pushed further into the future.

“Notably for the Company, while risk assets generally recovered from the severe turmoil early in the quarter, the Agency RMBS sector did not fully recover, as least versus comparable duration hedges, resulting in negative excess returns for the quarter.  We were forced to respond to severe market conditions in early April and reduce the balance sheet in order to maintain prudent levels of leverage – incurring modest permanent losses in the process.  The Agency RMBS market continued to languish into the third quarter; however, returns available in the market remain very attractive. The Company continued to increase its capital base during the second quarter while maintaining leverage levels on the lower end of our historical range.  As a result, Orchid believes that it is well positioned to capture the attractive returns available in the market currently as well as benefit if and when the Agency RMBS market recovers from the widening during the second quarter.”

Details of Second Quarter 2025 Results of Operations

The Company reported net loss of $33.6 million for the three month period ended June 30, 2025, compared with a net loss of $5.0 million for the three month period ended June 30, 2024. Interest income on the portfolio in the second quarter was up approximately $11.2 million from the first quarter of 2025. The yield on our average Agency RMBS decreased from 5.41% in the first quarter of 2025 to 5.38% for the second quarter of 2025, and our repurchase agreement borrowing costs decreased from 4.29% for the first quarter of 2025 to 4.23% for the second quarter of 2025. Book value decreased by $0.73 per share in the second quarter of 2025. The decrease in book value reflects our net loss of $0.29 per share and the dividend distribution of $0.36 per share. The Company recorded net realized and unrealized losses of $51.7 million on Agency RMBS assets and derivative instruments, including net interest income on interest rate swaps.

Prepayments

For the quarter ended June 30, 2025, Orchid received $199.2 million in scheduled and unscheduled principal repayments and prepayments, which equated to a 3-month constant prepayment rate (“CPR”) of approximately 10.1%. Prepayment rates on the two RMBS sub-portfolios were as follows (in CPR):

		Structured
	PT RMBS	RMBS	Total
Three Months Ended	Portfolio (%)	Portfolio (%)	Portfolio (%)
June 30, 2025	10.1	6.3	10.1
March 31, 2025	7.8	4.5	7.8
December 31, 2024	10.6	7.0	10.5
September 30, 2024	8.8	6.4	8.8
June 30, 2024	7.6	7.1	7.6
March 31, 2024	6.0	5.9	6.0

Portfolio

The following tables summarize certain characteristics of Orchid’s PT RMBS (as defined below) and structured RMBS as of June 30, 2025 and December 31, 2024:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
June 30, 2025
Fixed Rate RMBS	$6,978,561	99.8%	5.45%	333	1-Jul-55
Interest-Only Securities	14,550	0.2%	4.01%	206	25-Jul-48
Inverse Interest-Only Securities	248	0.0%	0.00%	255	15-Jun-42
Total Mortgage Assets	$6,993,359	100.0%	5.42%	331	1-Jul-55
December 31, 2024
Fixed Rate RMBS	$5,237,812	99.7%	5.03%	330	1-Nov-54
Interest-Only Securities	15,308	0.3%	4.01%	212	25-Jul-48
Inverse Interest-Only Securities	190	0.0%	0.00%	261	15-Jun-42
Total Mortgage Assets	$5,253,310	100.0%	4.99%	328	1-Nov-54

($ in thousands)
	June 30, 2025		December 31, 2024
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$4,421,358	63.2%	$3,693,032	70.3%
Freddie Mac	2,572,001	36.8%	1,560,278	29.7%
Total Portfolio	$6,993,359	100.0%	$5,253,310	100.0%

	June 30, 2025	December 31, 2024
Weighted Average Pass-through Purchase Price	$102.38	$102.45
Weighted Average Structured Purchase Price	$18.74	$18.74
Weighted Average Pass-through Current Price	$99.98	$96.44
Weighted Average Structured Current Price	$14.65	$14.38
Effective Duration (1)	3.271	4.200

(1)

Effective duration is the approximate percentage change in price for a 100 basis point change in rates. An effective duration of 3.271 indicates that an interest rate increase of 1.0% would be expected to cause a 3.271% decrease in the value of the RMBS in the Company’s investment portfolio at June 30, 2025. An effective duration of 4.200 indicates that an interest rate increase of 1.0% would be expected to cause a 4.200% decrease in the value of the RMBS in the Company’s investment portfolio at December 31, 2024. These figures include the structured securities in the portfolio, but do not include the effect of the Company’s funding cost hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing, Leverage and Liquidity

As of June 30, 2025, the Company had outstanding repurchase obligations of approximately $6.7 billion with a net weighted average borrowing rate of 4.48%. These agreements were collateralized by RMBS with a fair value, including accrued interest, of approximately $7.0 billion and cash pledged to counterparties of approximately $7.9 million. The Company’s adjusted leverage ratio, defined as the balance of repurchase agreement liabilities divided by stockholders' equity, at June 30, 2025 was 7.3 to 1. At June 30, 2025, the Company’s liquidity was approximately $492.5 million consisting of cash and cash equivalents and unpledged securities. To enhance our liquidity even further, we may pledge more of our structured RMBS as part of a repurchase agreement funding, but retain the cash in lieu of acquiring additional assets.  In this way we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash. Below is a list of our outstanding borrowings under repurchase obligations at June 30, 2025.

($ in thousands)
			Weighted	Weighted
	Total		Average	Average
	Outstanding	% of	Borrowing	Maturity
Counterparty	Balances	Total	Rate	in Days
Wells Fargo Bank, N.A.	$385,253	5.75%	4.47%	18
RBC Capital Markets, LLC	382,428	5.75%	4.47%	18
J.P. Morgan Securities LLC	348,072	5.23%	4.48%	16
Mirae Asset Securities (USA) Inc.	338,514	5.09%	4.53%	110
ASL Capital Markets Inc.	329,804	4.96%	4.47%	24
ABN AMRO Bank N.V.	324,113	4.87%	4.47%	67
Marex Capital Markets Inc.	310,890	4.67%	4.47%	59
Citigroup Global Markets Inc	307,521	4.62%	4.49%	29
Goldman, Sachs & Co	306,838	4.61%	4.48%	29
DV Securities, LLC Repo	298,080	4.48%	4.48%	41
ING Financial Markets LLC	295,129	4.43%	4.48%	31
Daiwa Securities America Inc.	294,156	4.42%	4.48%	21
StoneX Financial Inc.	284,546	4.28%	4.47%	17
South Street Securities, LLC	281,970	4.24%	4.47%	62
Clear Street LLC	281,435	4.23%	4.48%	68
Cantor Fitzgerald & Co	278,749	4.19%	4.47%	16
Merrill Lynch, Pierce, Fenner & Smith	260,220	3.91%	4.50%	21
MUFG Securities Canada, Ltd.	256,787	3.86%	4.45%	8
Mitsubishi UFJ Securities (USA), Inc.	250,750	3.77%	4.49%	16
The Bank of Nova Scotia	246,144	3.70%	4.48%	28
Bank of Montreal	228,211	3.43%	4.48%	21
Banco Santander SA	186,933	2.81%	4.48%	16
Nomura Securities International, Inc.	144,308	2.17%	4.47%	56
Lucid Prime Fund, LLC	35,028	0.53%	4.48%	17
Total / Weighted Average	$6,655,879	100.00%	4.48%	35

Hedging

In connection with its interest rate risk management strategy, the Company economically hedges a portion of the cost of its repurchase agreement funding against a rise in interest rates by entering into derivative financial instrument contracts. The Company has not elected hedging treatment under U.S. generally accepted accounting principles (“GAAP”) in order to align the accounting treatment of its derivative instruments with the treatment of its portfolio assets under the fair value option election. As such, all gains or losses on these instruments are reflected in earnings for all periods presented. At June 30, 2025, such instruments were comprised of U.S. Treasury note (“T-Note”) and Secured Overnight Financing Rate ("SOFR") futures contracts, interest rate swap agreements and contracts to sell to-be-announced ("TBA") securities.

The table below presents information related to the Company’s T-Note and SOFR futures contracts at June 30, 2025.

($ in thousands)
	June 30, 2025
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	Effective	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
U.S. Treasury Note Futures Contracts (Short Positions)(2)
September 2025 5-year T-Note futures (Sep 2025 - Sep 2030 Hedge Period)	$487,500	4.03%	3.72%	$(6,198)
September 2025 10-year T-Note futures (Sep 2025 - Sep 2035 Hedge Period)	228,500	4.23%	3.96%	(3,842)
September 2025 10-year Ultra futures (Sep 2025 - Sep 2035 Hedge Period)	197,500	4.48%	4.20%	(4,649)
SOFR Futures Contracts (Short Positions)
September 2025 3-Month SOFR futures (Jun 2025 - Sep 2025 Hedge Period)	$28,750	4.05%	4.33%	$82
December 2025 3-Month SOFR futures (Sep 2025 - Dec 2025 Hedge Period)	28,750	3.83%	4.01%	53
March 2026 3-Month SOFR futures (Dec 2025 - Mar 2026 Hedge Period)	28,750	3.69%	3.67%	(6)
June 2026 3-Month SOFR futures (Mar 2026 - Jun 2026 Hedge Period)	28,750	3.61%	3.40%	(59)
September 2026 3-Month SOFR futures (Jun 2026 - Sep 2026 Hedge Period)	28,750	3.57%	3.18%	(111)
December 2026 3-Month SOFR futures (Sep 2026 - Dec 2026 Hedge Period)	28,750	3.55%	3.07%	(141)
March 2027 3-Month SOFR futures (Dec 2026 - Mar 2027 Hedge Period)	28,750	3.56%	3.03%	(151)
June 2027 3-Month SOFR futures (Mar 2027 - Jun 2027 Hedge Period)	28,750	3.56%	3.05%	(148)
ERIS SOFR Swap Futures Contracts (Short Positions)(3)
September 2025 5-Year Term, 3.75% fixed rate, (Sep 2025 - Sep 2030 Hedge Period)	$10,000	3.71%	3.40%	$(129)

(1)	Open equity represents the cumulative gains (losses) recorded on open futures positions from inception.
(2)	5-Year T-Note futures contracts were valued at a price of $109.00 at June 30, 2025. The aggregate contract values of the short positions were $531.4 million at June 30, 2025. 10-Year T-Note futures contracts were valued at a price of $112.13 at June 30, 2025. The aggregate contract values of the short positions were $256.2 million at June 30, 2025. 10-Year Ultra futures contracts were valued at a price of $114.27 at June 30, 2025. The aggregate contract values of the short positions were $225.7 million at June 30, 2025.
(3)	ERIS swap futures are exchange traded futures that replicate the cash flows of an underlying swap position.

The table below presents information related to the Company’s interest rate swap positions at June 30, 2025.

($ in thousands)
		Average
		Fixed	Average	Average
	Notional	Pay	Receive	Maturity
	Amount	Rate	Rate	(Years)
Expiration > 1 to ≤ 5 years	$1,822,500	2.87%	4.45%	3.9
Expiration > 5 years	2,020,800	3.69%	4.48%	7.2
	$3,843,300	3.30%	4.46%	5.7

Dividends

In addition to other requirements that must be satisfied to qualify as a REIT, we must pay annual dividends to our stockholders of at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We intend to pay regular monthly dividends to our stockholders and have declared the following dividends since our February 2013 IPO.

(in thousands, except per share data)
Year	Per Share Amount	Total
2013	$6.975	$4,662
2014	10.800	22,643
2015	9.600	38,748
2016	8.400	41,388
2017	8.400	70,717
2018	5.350	55,814
2019	4.800	54,421
2020	3.950	53,570
2021	3.900	97,601
2022	2.475	87,906
2023	1.800	81,127
2024	1.440	96,309
2025 - YTD(1)	0.840	93,603
Totals	$68.730	$798,509

(1)

On July 9, 2025, the Company declared a dividend of $0.12 per share to be paid on August 28, 2025. The effect of this dividend is included in the table above but is not reflected in the Company’s financial statements as of June 30, 2025.

Book Value Per Share

The Company's book value per share at June 30, 2025 was $7.21. The Company computes book value per share by dividing total stockholders' equity by the total number of shares outstanding of the Company's common stock. At June 30, 2025, the Company's stockholders' equity was $912.0 million with 126,566,926 shares of common stock outstanding.

Capital Allocation and Return on Invested Capital

The Company allocates capital to two RMBS sub-portfolios, the pass-through RMBS portfolio, consisting of mortgage pass-through certificates issued by Fannie Mae, Freddie Mac or Ginnie Mae (the “GSEs”) and collateralized mortgage obligations (“CMOs”) issued by the GSEs (“PT RMBS”), and the structured RMBS portfolio, consisting of interest-only (“IO”) and inverse interest-only (“IIO”) securities. As of June 30, 2025, approximately 98.1% of the Company’s investable capital (which consists of equity in pledged PT RMBS, available cash and unencumbered assets) was deployed in the PT RMBS portfolio. At March 31, 2025, the allocation to the PT RMBS portfolio was approximately 97.9%.

The table below details the changes to the respective sub-portfolios during the quarter.

(in thousands)
Portfolio Activity for the Quarter
		Structured Security Portfolio
			Inverse
	Pass-	Interest	Interest
	Through	Only	Only
	Portfolio	Securities	Securities	Sub-total	Total
Market value - March 31, 2025	$6,723,011	$14,850	$233	$15,083	$6,738,094
Securities purchased	1,018,145	-	-	-	1,018,145
Securities sold	(565,271)	-	-	-	(565,271)
Losses on sales	(7,990)	-	-	-	(7,990)
Return of investment	n/a	(561)	-	(561)	(561)
Pay-downs	(198,598)	n/a	n/a	n/a	(198,598)
Premium lost due to pay-downs	(1,471)	n/a	n/a	n/a	(1,471)
Mark to market gains	10,735	261	15	276	11,011
Market value - June 30, 2025	$6,978,561	$14,550	$248	$14,798	$6,993,359

The tables below present the allocation of capital between the respective portfolios at June 30, 2025 and March 31, 2025 and the return on invested capital for each sub-portfolio for the three month period ended June 30, 2025.

($ in thousands)
Capital Allocation
		Structured Security Portfolio
			Inverse
	Pass-	Interest	Interest
	Through	Only	Only
	Portfolio	Securities	Securities	Sub-total	Total
June 30, 2025
Market value	$6,978,561	$14,550	$248	$14,798	$6,993,359
Cash	456,328	-	-	-	456,328
Borrowings(1)	(6,655,879)	-	-	-	(6,655,879)
Total	$779,010	$14,550	$248	$14,798	$793,808
% of Total	98.1%	1.9%	0.0%	1.9%	100.0%
March 31, 2025
Market value	$6,723,011	$14,850	$233	$15,083	$6,738,094
Cash	400,092	-	-	-	400,092
Borrowings(2)	(6,418,641)	-	-	-	(6,418,641)
Total	$704,462	$14,850	$233	$15,083	$719,545
% of Total	97.9%	2.1%	0.0%	2.1%	100.0%

(1)

At June 30, 2025, there were outstanding repurchase agreement balances of $11.7 million secured by IO securities and $0.2 million secured by IIO securities. We entered into these arrangements to generate additional cash available to meet margin calls on PT RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

(2)

At March 31, 2025, there were outstanding repurchase agreement balances of $12.1 million secured by IO securities and $0.2 million secured by IIO securities. We entered into these arrangements to generate additional cash available to meet margin calls on PT RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

The return on invested capital in the PT RMBS and structured RMBS portfolios was approximately (4.1)% and 3.5%, respectively, for the second quarter of 2025. The combined portfolio generated a return on invested capital of approximately (4.0)%.

($ in thousands)
Returns for the Quarter Ended June 30, 2025
		Structured Security Portfolio
			Inverse
	Pass-	Interest	Interest
	Through	Only	Only
	Portfolio	Securities	Securities	Sub-total	Total
Income (net of borrowing cost)	$22,895	$259	$-	$259	$23,154
Realized and unrealized gains	1,274	261	15	276	1,550
Derivative losses	(53,286)	n/a	n/a	n/a	(53,286)
Total Return	$(29,117)	$520	$15	$535	$(28,582)
Beginning Capital Allocation	$704,462	$14,850	$233	$15,083	$719,545
Return on Invested Capital for the Quarter(1)	(4.1)%	3.5%	6.4%	3.5%	(4.0)%
Average Capital Allocation(2)	$741,736	$14,700	$241	$14,941	$756,677
Return on Average Invested Capital for the Quarter(3)	(3.9)%	3.5%	6.2%	3.6%	(3.8)%

(1)	Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.
(2)	Calculated using two data points, the Beginning and Ending Capital Allocation balances.
(3)	Calculated by dividing the Total Return by the Average Capital Allocation, expressed as a percentage.

Stock Offerings

On March 7, 2023, we entered into an equity distribution agreement (the “March 2023 Equity Distribution Agreement”) with three sales agents pursuant to which we could offer and sell, from time to time, up to an aggregate amount of $250,000,000 of shares of our common stock in transactions that were deemed to be “at the market” offerings and privately negotiated transactions. We issued a total of 24,675,497 shares under the March 2023 Equity Distribution Agreement for aggregate gross proceeds of approximately $228.8 million and net proceeds of approximately $225.0 million, after commissions and fees, prior to its termination in June 2024.

On June 11, 2024, we entered into an equity distribution agreement (the “June 2024 Equity Distribution Agreement”) with three sales agents pursuant to which we could offer and sell, from time to time, up to an aggregate amount of $250,000,000 of shares of the our common stock in transactions that were deemed to be “at the market” offerings and privately negotiated transactions. We issued a total of 30,513,253 shares under the June 2024 Equity Distribution Agreement for aggregate gross proceeds of approximately $250.0 million and net proceeds of approximately $245.8 million, after commissions and fees, prior to its termination in February 2025.

On February 24, 2025, we entered into an equity distribution agreement (the “February 2025 Equity Distribution Agreement”) with four sales agents pursuant to which we may offer and sell, from time to time, up to an aggregate amount of $350,000,000 of shares of our common stock in transactions that are deemed to be “at the market” offerings and privately negotiated transactions. Through June 30, 2025, we issued a total of 34,355,086 shares under the February 2025 Equity Distribution Agreement for aggregate gross proceeds of approximately $265.4 million, and net proceeds of approximately $261.2 million, after commissions and fees. Subsequent to June 30, 2025, we issued a total of 162,498 shares under the February 2025 Equity Distribution Agreement for aggregate gross proceeds of approximately $1.2 million, and net proceeds of approximately $1.2 million, after commissions and fees.

Stock Repurchase Program

On July 29, 2015, the Company’s Board of Directors authorized the repurchase of up to 400,000 shares of our common stock. The timing, manner, price and amount of any repurchases is determined by the Company in its discretion and is subject to economic and market conditions, stock price, applicable legal requirements and other factors. The authorization does not obligate the Company to acquire any particular amount of common stock and the program may be suspended or discontinued at the Company’s discretion without prior notice. On February 8, 2018, the Board of Directors approved an increase in the stock repurchase program for up to an additional 904,564 shares of the Company’s common stock. Coupled with the 156,751 shares remaining from the original 400,000 share authorization, the increased authorization brought the total authorization to 1,061,316 shares, representing 10% of the Company’s then outstanding share count. On December 9, 2021, the Board of Directors approved an increase in the number of shares of the Company’s common stock available in the stock repurchase program for up to an additional 3,372,399 shares, bringing the remaining authorization under the stock repurchase program to 3,539,861 shares, representing approximately 10% of the Company’s then outstanding shares of common stock. On October 12, 2022, the Board of Directors approved an increase in the number of shares of the Company’s common stock available in the stock repurchase program for up to an additional 4,300,000 shares, bringing the remaining authorization under the stock repurchase program to 6,183,601 shares, representing approximately 18% of the Company’s then outstanding shares of common stock. This stock repurchase program has no termination date.

From the inception of the stock repurchase program through June 30, 2025, the Company repurchased a total of 6,257,826 shares at an aggregate cost of approximately $84.8 million, including commissions and fees, for a weighted average price of $13.55 per share. During the three and six months ended June 30, 2025, the Company repurchased a total of 1,113,224 shares at an aggregate cost of approximately $7.3 million, including commissions and fees, for a weighted average price of $6.52. The remaining authorization under the stock repurchase program as of July 24, 2025 was 2,719,137 shares.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, July 25, 2025, at 10:00 AM ET. Participants can register and receive dial-in information at https://register-conf.media-server.com/register/BI0d2dafe0d2034d3da70db1419b0b2dd0.  A live audio webcast of the conference call can be accessed at https://edge.media-server.com/mmc/p/hzi7tu5t or via the investor relations section of the Company's website at https://ir.orchidislandcapital.com. An audio archive of the webcast will be available for 30 days after the call.

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests on a leveraged basis in Agency RMBS. Our investment strategy focuses on, and our portfolio consists of, two categories of Agency RMBS: (i) traditional pass-through Agency RMBS, such as mortgage pass-through certificates, and CMOs issued by the GSEs, and (ii) structured Agency RMBS, such as IOs, IIOs and principal only securities, among other types of structured Agency RMBS. Orchid is managed by Bimini Advisors, LLC, a registered investment adviser with the Securities and Exchange Commission.

Forward Looking Statements

Statements herein relating to matters that are not historical facts, including, but not limited to statements regarding interest rates, inflation, liquidity, pledging of our structured RMBS, funding levels and spreads, prepayment speeds, portfolio composition, positioning and repositioning, hedging levels, leverage ratio, dividends, investment and return opportunities, the supply and demand for Agency RMBS and the performance of the Agency RMBS sector generally, the effect of actual or expected actions of the U.S. government, including the Fed, market expectations, capital raising, future opportunities and prospects of the Company, the stock repurchase program, geopolitical uncertainty and general economic conditions (including the effects of tariffs, trade wars, inflation, the U.S. deficit, and the strength of the U.S. dollar), are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Orchid Island Capital, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Orchid Island Capital, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:

Orchid Island Capital, Inc.

Robert E. Cauley

Chairman and Chief Executive Officer

772-231-1400

https://ir.orchidislandcapital.com

Summarized Financial Statements

The following is a summarized presentation of the unaudited balance sheets as of June 30, 2025, and December 31, 2024, and the unaudited quarterly statements of operations for the six and three months ended June 30, 2025 and 2024. Amounts presented are subject to change.

ORCHID ISLAND CAPITAL, INC.
BALANCE SHEETS
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	June 30, 2025	December 31, 2024
ASSETS:
Mortgage-backed securities, at fair value	$6,993,359	$5,253,310
U.S. Treasury securities, available-for-sale	125,151	100,551
Cash, cash equivalents and restricted cash	456,328	335,053
Accrued interest receivable	31,982	23,044
Derivative assets, at fair value	-	9,277
Receivable for investment securities and TBA transactions	3,223	-
Other assets	588	392
Total Assets	$7,610,631	$5,721,627

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$6,655,879	$5,025,543
Payable for investment securities and TBA transactions	4,004	-
Dividends payable	15,214	9,940
Derivative liabilities, at fair value	4,359	332
Accrued interest payable	13,848	10,750
Due to affiliates	1,349	1,167
Other liabilities	4,018	5,395
Total Liabilities	6,698,671	5,053,127
Total Stockholders' Equity	911,960	668,500
Total Liabilities and Stockholders' Equity	$7,610,631	$5,721,627
Common shares outstanding	126,566,926	82,622,464
Book value per share	$7.21	$8.09

ORCHID ISLAND CAPITAL, INC.
STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	Six Months Ended June 30,		Three Months Ended June 30,
	2025	2024	2025	2024
Interest income	$173,379	$101,935	$92,289	$53,064
Interest expense	(130,512)	(105,122)	(69,135)	(53,761)
Net interest income (expense)	42,867	(3,187)	23,154	(697)
Losses (gains) on RMBS and derivative contracts	(50,101)	26,102	(51,736)	98
Net portfolio (loss) income	(7,234)	22,915	(28,582)	(599)
Expenses	9,222	8,118	4,996	4,380
Net (loss) income	$(16,456)	$14,797	$(33,578)	$(4,979)
Other comprehensive income (loss)	186	(10)	(64)	37
Comprehensive net (loss) income	$(16,270)	$14,787	$(33,642)	$(4,942)

Basic and diluted net (loss) income per share	$(0.16)	$0.27	$(0.29)	$(0.09)
Weighted Average Shares Outstanding	104,742,591	54,798,596	114,453,216	57,763,857
Dividends Declared Per Common Share:	$0.72	$0.96	$0.36	$0.36

	Three Months Ended June 30,
Key Balance Sheet Metrics	2025	2024
Average RMBS(1)	$6,865,727	$4,203,416
Average repurchase agreements(1)	6,537,260	4,028,601
Average stockholders' equity(1)	883,919	518,782
Adjusted leverage ratio - as of period end(2)	7.3:1	7.8:1
Economic leverage ratio - as of period end(3)	7.3:1	7.1:1

Key Performance Metrics
Average yield on RMBS(4)	5.38%	5.05%
Average cost of funds(4)	4.23%	5.34%
Average economic cost of funds(5)	2.95%	2.41%
Average interest rate spread(6)	1.15%	(0.29)%
Average economic interest rate spread(7)	2.43%	2.64%

(1)	Average RMBS, borrowings and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)	The adjusted leverage ratio is calculated by dividing ending repurchase agreement liabilities by ending stockholders’ equity.
(3)	The economic leverage ratio is calculated by dividing ending total liabilities adjusted for net notional TBA positions by ending stockholders' equity.
(4)	Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/borrowings balances and are annualized for the quarterly periods presented.
(5)	Represents the interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average borrowings.
(6)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on RMBS.
(7)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on RMBS.